EXHIBIT 10.1

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of December 12, 2011, is by and between PEPSICO, INC. a North Carolina corporation, with an office and principal place of business at 700 Anderson Hill Road, Purchase, New York 10577 (together with its affiliates and subsidiaries, the “Company”) and RICHARD A. GOODMAN (the “Consultant”).

WITNESSETH

WHEREAS, the Company desires to engage the Consultant to provide professional services to the Company, and the Consultant is willing to provide such professional services to the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Term. The term of this Agreement shall commence on January 1, 2012 (the “Effective Date”) and shall end on the first anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Term”). The Term of this Agreement may be extended for an additional period(s) upon mutual agreement of the parties.

2. Services to be Provided by the Consultant.

2.1 During the Term, the Consultant shall serve on the board of directors of Grupo Gepp, S.A.P.I. de C.V., and the audit committee thereof, as a designated representative of the Company and shall make himself available to provide such consulting services as the Company reasonably requests (collectively, the “Services”). During the Term, the level of Services to be provided by the Consultant shall be 20% or less of the average level of services provided by the Consultant as an employee of the Company for the thirty-six (36) month period preceding the Effective Date.

2.2 The Consultant shall at all times perform Services in a professional and responsible manner consistent with the standard of care, diligence and skill ordinarily exercised by similar professionals under similar circumstances in accordance with customarily accepted, good and sound professional practices and procedures. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Services. The Chief HR Officer of the Company shall be the authorized representative of the Company with respect to the Services to be provided by the Consultant. In connection with the performance of the Services, the Consultant shall cooperate with the Company’s personnel and shall comply with all applicable laws, rules, and regulations and Company policies, including the PepsiCo Worldwide Code of Conduct and the PepsiCo JV Governance Policy, as in effect from time to time, and any security requirements of the Company concerning the safety of persons and property.

2.3 The Consultant will provide all materials, equipment and other tools necessary to perform the Services for the Company.

3. Compensation.

3.1 As full consideration for the Services performed under this Agreement and acceptance of the restrictive covenants set forth in this Agreement, the Company shall pay the Consultant $25,000 for each calendar quarter during the Term with respect to which the Consultant performs the Services set forth in Section 2.1 above.

3.2 The Company shall reimburse the Consultant for reasonable and necessary out-

of-pocket expenses incurred by the Consultant in connection with the performance of the Services in accordance with Company policy and procedures and subject to limitations adopted by the Company from time to time.

3.3 In order to receive payment, the Consultant will submit invoices to the Company, in a form acceptable to the Company, on a quarterly basis for time spent performing Services and any authorized costs and expenses due for the Services. Provided that invoices are submitted in a form acceptable to the Company, the Company will pay the amount set forth in the Consultant’s invoice within forty-five (45) calendar days from the Company’s receipt of the invoice.

4. Termination.

4.1 The Company may terminate this Agreement and/or require the Consultant to cease providing any or all of the Services at any time and for any reason upon written notice to the Consultant.

4.2 Upon thirty (30) calendar days’ prior written notice, either party may terminate any specific Service or this entire Agreement due to a material breach of this Agreement by the other party, provided that the breaching party has failed to correct the breach to the non-breaching party’s reasonable satisfaction within the thirty (30) calendar day notice period.

4.3 Upon termination of this Agreement pursuant to this Section 4, the Company will pay the Consultant for all costs and expenses incurred pursuant to Section 3 in connection with the Services performed up to the date of termination and the fee payable pursuant to Section 3.1 shall be prorated based on the number of days in the current calendar quarter that have elapsed. The Consultant shall not be entitled to any additional compensation from the Company.

4.4 Upon termination of this Agreement in its entirety or of specific Services or upon conclusion of the Term, the Consultant will cooperate in transferring to the Company all Work (as defined below) and related materials in the Consultant’s possession, together with all pertinent information regarding the Consultant’s Services to the Company.

5. Independent Contractor Relationship.

5.1 The Consultant will perform the Services as an independent contractor and not as an employee. The Consultant shall not be deemed to be the Company’s servant, employee, agent, partner, or joint venturer. The Consultant shall not have any right or authority to incur obligations of any kind in the name of or for the account of the Company or to commit or bind the Company to any contract or other obligation, and all contracts entered into by the Consultant relating to the Services shall be entered into by the Consultant as principal.

5.2 During the Term, the Consultant shall not be entitled to actively participate in or accrue benefits under any benefit, compensation or other plan, program or arrangement made available by the Company to its active employees, including pension, stock, bonus, vacation, overtime, workers’ compensation, unemployment insurance, disability insurance, health, dental or group insurance, or any similar benefits. If, under any circumstances, any court or agency reclassifies or deems the status of the Consultant as a Company employee for any part of the Term, (a) the Consultant shall not be eligible, retroactively, or prospectively, to participate in or receive any entitlement, benefit or emolument under any benefit, compensation or other plan, program, or arrangement the Company may provide to its employees and (b) the Consultant agrees to indemnify the Company for any amounts that the Company is obligated to pay as a result of any such reclassification.

5.3 The Consultant shall be solely responsible for paying and reporting any federal, state and local taxes attributable to the compensation paid to the Consultant under this Agreement. The Consultant shall cooperate with the Company, including providing copies of the tax returns requested by the Company, in the event of an audit or assessment by any tax authorities.

5.4 The Consultant shall at any time have the free and unrestricted right to engage in any other business activities as the Consultant sees fit, provided that such other business activities do not preclude the Consultant from performing the Services or are in conflict with any provision of this Agreement or any agreement previously executed by the Consultant in favor of the Company in effect at such time.

6. Proprietary Information.

6.1 During the Term, the Consultant may be exposed to the Company’s trade secrets and confidential and proprietary information relating to the Company’s business, which may include, without limitation, data and information relating to research, operations, development, production, control, sale, advertising and marketing, business plans, marketing strategy, technical information, process and production information, environmental data, formulas, recipes, and methods of manufacture (“Confidential Information”). If the Consultant is unsure about the confidential nature of any information, the Consultant will obtain the Company’s approval before using or disclosing the information in violation of the terms below.

6.2 The Consultant will (a) hold all of the Company’s Confidential Information in confidence and not disclose it to others without the Company’s prior written consent; (b) limit use of the Company’s Confidential Information solely to the performance of Services for the Company; and (c) physically secure the Company’s Confidential Information in a manner to prevent its unauthorized disclosure or use. The Consultant’s foregoing obligations of confidentiality and non-use do not apply to information the Consultant can show (i) was in the public domain at the time of disclosure or subsequently became available to the public from sources other than the Consultant; (ii) by written record was in the Consultant’s possession prior to beginning performance of Services and was not acquired directly or indirectly from the Company; (iii) was disclosed to the Consultant by a third party with no obligation of confidentiality to the Company with respect to such information, or (iv) is required to be disclosed by an official process, order, or like demand, provided that the Consultant has given adequate prior notice to the Company of the process, order, or demand to enable the Company a reasonable opportunity to oppose the same.

6.3 Upon termination of the Consultant’s services or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

6.4 The provisions of this Section 6 are neither a novation of nor a substitution for any agreements regarding confidentiality or non-competition previously executed by the Consultant in favor of the Company.

7 Ownership of Intellectual Property. All tangible and intangible information, materials and intellectual property, including, without limitation, ideas, concepts, designs, products, methods, computer programs, software manuals, compositions, prototypes, reports, inventions, drawings and/or specifications developed, conceived, created or prepared by the Consultant in connection with Services paid for by the Company (“Work”) shall be deemed “work made for hire” under all applicable laws and shall be the Company’s sole property. If for any reason any Work is not considered “work made for hire,” the Consultant will obtain all right, title and interest to the Work, and the Consultant hereby, without further compensation, irrevocably assigns, conveys and transfers to the Company the entire right, title and interest worldwide in and to the Work and all copyright, trade secret, patent, trademark and other intellectual property rights, all contract and licensing rights, and all claims with respect to any of the Work, whether known or unknown. The Consultant shall promptly disclose (or cause to be disclosed) to the Company, all Work, and at the Company’s election, the Consultant will cause the execution and assignment to the Company of applicable patent applications and letters patent. The Consultant further agrees to execute documents that may be necessary for the perfection of the Company’s interests, without compensation, at the Company’s expense. The Company reserves the unilateral and unrestricted right to use the Work in any way the Company desires.

8 Equitable Remedies. The Consultant acknowledges and agrees that the restrictions contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant to be reasonable for such purpose. The Consultant agrees that any breach of Section 6 or 7 is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Consultant agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach, without posting a bond or other security, and the right to specific performance of the provisions of Sections 6 and 7, and the Consultant hereby waives the adequacy of a remedy at law as a defense to such relief.

9 Representations and Warranties. The Consultant hereby represents, warrants and covenants as follows:

9.1 The Consultant shall comply with all the Company rules and regulations and any and all federal, state and local laws, rules, regulations, and orders of public authority applicable to the Services and the premises where the Services are to be performed, including, without limitation, local, state and, federal tax and social security laws; and

9.2 The Consultant shall file all reports required to be filed in his name and shall pay all taxes, fees and charges required by all applicable laws, rules, regulations, and orders, including without limitation, all taxes, fees, contributions, assessments or other charges applicable to his income and personal property in connection with the Services.

10 Insurance and Risk to the Consultant. The Consultant acknowledges that the Consultant has, effective as of the date hereof, appropriate insurance coverage, including health insurance coverage, and that all claims for costs and expenses incurred as a result of injuries, illness, loss, accidents or property damage of the Consultant will be presented to the Consultant’s insurer. The Company makes no representations with regard to the condition of any plant or other facility to be visited by the Consultant. The Consultant agrees that no suit or claim shall be brought against the Company by reason of any injury or loss sustained by the Consultant while performing the Services for which the Consultant is retained, except for those caused by grossly negligent acts on the part of the Company, and that the Consultant bears all risks in connection with the performance of the Services for which the Consultant has been retained by the Company except to the extent caused by grossly negligent acts on the part of the Company.

11 General Provisions.

11.1 Entire Agreement and Amendment. This Agreement sets forth the full understanding of the parties as of the date stated above, and it supersedes any and all agreements and representations made or dated prior to such date. This Agreement may be amended only by written agreement of authorized representatives of the parties, and, if signed by such representatives, all amendments will be binding on the parties, despite any lack of legal consideration.

11.2 Notices. Any notices required to be sent by a party under this Agreement shall be given in writing and shall be deemed to have been duly given if sent by registered prepaid post to the last known address of the other party. Any such notice shall be deemed to have been given two working days after registered prepaid posting or in the case of a notice delivered personally at the time of delivery.

11.3 Confidentiality. To the extent permitted by law, the Consultant agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Consultant and the Consultant’s attorneys, tax and financial advisors, and immediate family members and shall not be disclosed to anyone other than the Consultant’s attorneys, tax and financial advisors, and immediate family members, except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.4 Assignment. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns; provided, however, that the obligations of the Consultant shall not be assignable or delegable in whole or in part without the prior written consent of the Company.

11.5 Time of the Essence. The parties acknowledge that time is of the essence in the performance of the Services.

11.6 Waiver. Waiver by either party of the performance of any condition or covenant of this Agreement shall not invalidate this Agreement, nor shall it be deemed a waiver of any other covenant or condition. No waiver of any condition or covenant shall be valid unless given in writing and executed by both parties.

11.7 Headings and Interpretation. The section headings used in this Agreement are included for convenience and reference and in no way define, limit, or describe the scope of the intent of any Section or Subsection. Each provision of this Agreement shall be construed as to its fair meaning, and not for or against either party based upon the source of the language at issue. The use of “shall” and “will” are interchangeable in this Agreement.

11.8 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

11.9 Advertising and Publicity. Without the Company’s prior written consent, the Consultant will not use or permit the use of the Company’s name or any of the Company’s brand names, trademarks, trade names or logos in any form of publication, advertising and/or publicity release.

11.10 Survivability. The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 shall survive the expiration or termination of this Agreement or the Services hereunder.

11.11 Authority; Execution. The parties represent and warrant that they have the full and complete authority to enter into and perform this Agreement. The individuals executing this Agreement on behalf of the parties each represent and warrant that he or she has the full and complete authority to do so and that the parties will be bound thereby. This Agreement will not be binding on any party in any manner until it is signed by all parties, and, if applicable, by the officers of the parties listed below.

11.12 Counterparts. This Agreement may be delivered via facsimile executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

11.13 Choice of Law; Venue. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONTROLLED AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, AND THE STATE OR FEDERAL DISTRICT COURTS LOCATED IN WESTCHESTER COUNTY SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY LEGAL ACTION CONCERNING OR RELATING TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the day first written above:

CONSULTANT		PEPSICO, INC.

RICHARD A. GOODMAN		By:	/s/ Cynthia M. Trudell

By:	/s/ Richard Goodman	Name:	Cynthia M. Trudell

		Title:	Chief Human Resources Officer PepsiCo